Exhibit 99.1

News Release	For immediate release Page 1 of 2
Zix Corporation Completes Private Placements for $26.3 Million
DALLAS — Aug 9, 2005 — Zix Corporation (ZixCorp(R)), (Nasdaq: ZIXI), a global provider of secure e-messaging, e-prescribing, and e-transaction applications and services, today announced that it has completed a private placement in which it agreed to issue and sell an aggregate of approximately 10.5 million shares of common stock and related warrants to purchase approximately 3.5 million shares of common stock. Total proceeds from the transaction, including the escrowed funds described below, were approximately $26.3 million ($24.75 million after estimated transaction fees). Net proceeds immediately available to the company, and not subject to the escrow described below, were approximately $14.95 million. If approval from shareholders is obtained as described below, the escrowed funds will be released to the company for additional net proceeds of approximately $9.8 million before accrued interest. The shares of common stock and related warrants were sold to institutional investors at a price of $2.50 per share, except in the case of common stock and related warrants purchased by officers and directors of the company, which were sold at a purchase price of $2.99 per share. The warrants are exercisable at a price of $3.04 per share. The warrants are fully exercisable six months from today’s date and will expire in five years.
“We view this investment in our company by a group of existing and new accredited investors as a strong vote of confidence that ZixCorp is well positioned to achieve its strategic and financial goals in two high-growth industry segments — secure e-messaging and e-prescribing,” said Rick Spurr, chief executive officer for ZixCorp. “This funding will enable us to accelerate growth in our primary markets by leveraging our strong infrastructure and experienced management team.”
Pursuant to the terms of the private placement, ZixCorp is required to file a shelf registration statement with the Securities and Exchange Commission within 30 days after today’s date, registering the resale of the common stock sold and the common stock issuable upon exercise of the related warrants.
The maximum number of shares of common stock issuable in the private placement is subject to limitations arising as a result of marketplace rules of the Nasdaq National Market applicable to the company. Because of these limitations, the Company may not, without the approval of its shareholders, issue more than approximately 6.5 million shares of its common stock (or 19.99%) of the company’s common stock outstanding, measured as of today’s date. Due to these limitations, the company issued only an aggregate of approximately 6.3 million shares of common stock and related warrants to purchase approximately 2.1 million shares of common stock to the purchasers at the closing of the private placement for an aggregate purchase price of approximately $15.8 million.
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Zix Corporation Completes Private Placements for $26.3 Million	Page 2 of 2
Pursuant to an escrow agreement, approximately $10.5 million of the funds relating to the remaining approximately 4.2 million shares of common stock and related warrants to be issued to the purchasers in the private placement were placed into escrow pending approval by the company’s shareholders of the issuance of such shares of common stock to the purchasers. ZixCorp will call a special shareholders’ meeting as soon as practicable (to be held no later than Nov. 22, 2005) to request approval by shareholders of the issuance of the additional shares of common stock.
The securities issued in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from such registration requirements.
Further descriptions of this financing transaction and copies of the executed documents can be found in the company’s filing with the SEC on Form 8-K.
About Zix Corporation
Zix Corporation (ZixCorp(R)) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance, and government. ZixCorp’s eSecure services enable policy-driven email encryption, content filtering, and send-to-anyone capability while its eHealth services improve patient care, reduce costs, and improve efficiency through e-prescribing and e-lab solutions. For more information, visit www.zixcorp.com.
ZixCorp Contacts:
Public Relations: Christa Osswald (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for the company’s products and services, including the electronic prescribing services offered by its PocketScript, Inc. subsidiary; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in the e-messaging protection and electronic prescription businesses; and the company’s ability to successfully and timely introduce new e-messaging protection and electronic prescription products and services or related products and services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.